                                                                    EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

DCB Financial Corp
Lewis Center, Ohio

We consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-8 for the DCB Financial Corp 2004 Long-Term Stock Incentive Plan of our report dated February 21, 2003 on the consolidated balance sheet of DCB Financial Corp (the "Company") as of December 31, 2002 and the consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 2002, which report is incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the reference to us under the caption "Experts" in the Prospectus, which is part of the Registration Statement.

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC
Columbus, Ohio
June 15, 2004